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                                                                    EXHIBIT 12.1

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               FORMER ORION                                CURRENT ORION
                                     -------------------------------------------------------------------------------------------
                                     FOR THE YEAR     FOR THE YEAR   FOR THE YEAR      JANUARY 1,   FEBRUARY 20,    FOR THE YEAR
                                         ENDED            ENDED          ENDED       2002 THROUGH   2002 THROUGH        ENDED
                                     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,    FEBRUARY 19,   DECEMBER 31,    DECEMBER 31,
                                         1999             2000           2001           2002 (1)      2002 (1)         2003 (1)
                                     ------------     ------------   ------------    ------------   ------------    ------------
                                                                (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
Fixed charges:
  Interest expense.................  $     25,767     $    168,670   $    202,825     $    25,067   $    127,515     $   146,724
  Capitalized interest.............             -            3,885         23,796           1,916          4,627               -
  Interest within rent expense.....             -              610            598               -            534             703
                                     ------------     ------------   ------------     -----------   ------------     -----------
    Total fixed charges............  $     25,767     $    173,165   $    227,219     $    26,983   $    132,676     $   147,427
                                     ============     ============   ============     ===========   ============     ===========

 Earnings:
  Income (loss) before income
    taxes and cumulative effect
    of  accounting change..........  $     10,458     $     48,781   $    155,522     $   (90,785)  $   (217,326)    $  (556,006)
                                     ------------     ------------   ------------     -----------   ------------     -----------

  Plus -
    Fixed charges from above.......        25,767          173,165        227,219          26,983        132,676         147,427
    Amortization of capitalized
      interest.....................             -               65            526             955          1,064           1,141
  Less  -
    Capitalized interest...........             -           (3,885)       (23,796)         (1,916)        (4,627)              -
                                     ------------     ------------   ------------     -----------   ------------     -----------
                                     $     36,225     $    218,126   $    359,471     $   (64,763)  $    (88,213)    $  (407,438)
                                     ============     ============   ============     ===========   ============     ===========

Ratio of earnings to fixed charges.          1.41             1.26           1.58               -              -               -
                                     ============     ============   ============     ===========   ============     ===========

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(1)  For the periods January 1, 2002 through February 19, 2002 and February 20,
     2002 through December 31, 2002 and for 2003, Orion Power's earnings were insufficient to cover its fixed charges by $92 million, $221 million and $555 million, respectively.